Exhibit 10(vi)

                            HOWELL INDUSTRIES, INC.
                                RETIREMENT PLAN
                          FOR NON-EMPLOYEE DIRECTORS


PURPOSE

        This Plan is to provide a retirement allowance for non-employee directors.

ADMINISTRATION

        This Plan shall be administered by the President of the Company, who shall have full power to make each determination provided for in the Plan, to interpret the Plan, and to establish rules and procedures for carrying out its purpose.

        This Plan is a non-contributory, non-qualified and unfunded plan and represents only an unsecured general obligation of the Company.

ELIGIBILITY

        The Plan provides a quarterly retirement allowance to each director (participant) who (a) has never served as an officer of the Company, (b) has served on the board as a non-employee director five or more years, and (c) is a director at any time on or after December 1, 1994.

AMOUNT OF DISTRIBUTION

        The quarterly retirement allowance will be equal to 18.75% (75% annually) of the annual retainer (not including meeting fees) in effect on the date of the participant's termination of service on the board.

        Payments shall be made quarterly commencing with the month following such participant's termination of service on the board.

DURATION

        The quarterly retirement allowance payments will continue for a period equal to the number of calendar quarters served on the board, or until the participant's death, whichever occurs first. In the event of death prior to the conclusion of scheduled payments under this Plan, all liability of the Company under the Plan is terminated. The participant's estate, surviving spouse or other beneficiary shall have no rights under the Plan.

SUSPENSION OF PAYMENTS

        Payment of the retirement allowance to a participant who is again elected to the board will be suspended. Any future allowance will be recalculated based on the annual retainer in effect at the time of the participant's subsequent termination of service on the board. The duration of
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payments will be determined by the cumulative number of whole quarters served on the board minus the number of quarters covered by retirement allowance payments received prior to re-election to the board.

NONALIENATION OF BENEFITS

        The right of a participant to payment of a retirement allowance hereunder shall not be transferred or encumbered and shall not be subject to attachment or similar process. Any attempted transfer, encumbrance, attachment or similar process shall be ineffective.

CONSULTING

        Retired participants shall provide consulting services (not exceeding 8 hours per quarter) to the executive officers and directors of the Company upon written request at times and places convenient to the retired participant.

AMENDMENT AND TERMINATION

        The Company reserves the right to amend or terminate the Plan at any time, provided, however, that no such amendment or termination shall reduce the retirement allowance payable to any participant who is receiving an allowance or is eligible to receive an allowance upon his immediate retirement.

EFFECTIVE DATE

        This Plan shall be effective December 1, 1994.